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                                                                    EXHIBIT 10.2

                     AMENDMENT NO. 4 TO AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      THIS AMENDMENT NO. 4 (this "Amendment") TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of July 1, 1999, between Brightpoint, Inc., an Indiana corporation (the "Employer" or the "Company"), and J. Mark Howell (the "Employee") is entered into as of April 7, 2005.

      WHEREAS, the Employer and the Employee have entered into an amended and restated employment agreement dated as of July 1, 1999, as amended by those certain amendments dated as of January 1, 2001, January 1, 2003 and January 1, 2004 (the "Employment Agreement");

      WHEREAS, the Employer and the Employee wish to amend certain sections of the Employment Agreement as provided below;

      NOW, THEREFORE, in consideration of the premises and mutual benefits and covenants contained herein, the parties hereto agree as follows:

      1.    Amendments.

            (a) Section 3.A. of the Employment Agreement shall be amended and restated in its entirety as follows:

                  A. During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $420,000 per annum in respect of each Employment Year, payable in equal monthly installments on the first day of each month, or at such other times as may mutually be agreed upon between the Employer and the Employee. Such Salary may be increased from time to time at the discretion of the Board.

            (b) The first sentence of the paragraph immediately following the initial clause of Subsection 9(d)(iii) shall be amended and restated in its entirety as follows:

                  In the event that the aggregate of all payments or benefits made or provided to the Employee under this Agreement and under all other plans, programs and arrangements of the Employer (the "Severance Total") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), then the Severance Total shall be increased by an amount (the "Increase") sufficient so that after the payment by the Employee of (A) any income taxes on the Increase and (B) any excise tax on the sum of
            (I) the Severance Total and (II) the Increase, the Employee shall have received an amount (net of such taxes) equal to the Severance Total.

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            (c) Section 9(g) of the Employment Agreement shall be amended and restated in its entirety as follows:

                  (g) (A) Upon the occurrence of a Change of Control, or (B) if in breach of this Agreement the Employer shall terminate the Employee's employment other than pursuant to Sections 6.2 or 6.3 hereof (it being understood that a purported termination pursuant to Section 6.2 or 6.3 hereof which is disputed and finally determined not to have been proper shall be a termination by the Employer in breach of this Agreement), or (C) if the Employee shall terminate his employment for Good Reason at any time, then notwithstanding the vesting and exercisability schedule in any stock option or restricted stock award agreement relating to a regular, annual stock option or restricted stock award to the Employee, (x) all then-unvested stock options pursuant to such awards shall immediately vest and become exercisable and shall remain exercisable for 180 days thereafter (or the expiration of the term of the stock option, if shorter) and (y) all then-unvested shares of restricted stock pursuant to such awards shall immediately vest.

            (d) A new Section 9(h) shall be added to the Employment Agreement as follows:

                  (h) Severance Cap.

                  (A) Notwithstanding Subsection 9(d)(ii) and Section 9(g)
            above, the total value to be received by the Employee due to the Severance Pay pursuant to Subsection 9(d)(ii) and the accelerated vesting pursuant to Section 9(g) (the "Accelerated Vesting") (such total value referred to herein as the "Total Severance Value") may not exceed $4.5 million (the "Severance Cap"). For the avoidance of doubt, any accelerated vesting of the restricted stock award granted to the Employee on April 7, 2005 and any Increase provided to the Employee pursuant to Section 9(d) hereof shall not count toward or be subject to the Severance Cap.

                  (B) For purposes of calculating the value of the Accelerated
            Vesting, (i) the value of the accelerated vesting of an option on a share of stock shall equal the result of the Fair Market Value (as defined in the Brightpoint, Inc. 2004 Long-Term Incentive Plan (the "Plan")) for such share of stock underlying the option on the date of the accelerated vesting less the strike price for such option (if such result is a negative number, the result shall be deemed to be zero) and (ii) the value of the accelerated vesting of a share of restricted stock shall equal the Fair Market Value for such share of stock on the date the vesting accelerates. In addition, if the Employee receives Accelerated Vesting upon a Change of

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            Control, then, for purposes of calculating the Total Severance
            Value, any Accelerated Vesting and Severance Pay the Employee receives within the 12-month period following the Accelerated Vesting received upon the Change of Control shall each be added to calculate the Total Severance Value (with the value of each Accelerated Vesting and the Severance Pay to be at face value without adjustment for any time value of money). If elected by the Employee, the determination of whether the Total Severance Value exceeds the Severance Cap shall be made by a nationally recognized United States public accounting firm (the "Accounting Firm") jointly selected by the Employer and the Employee and paid by the Employer, with such determination following the valuation guidance provided in this Section 9(h). If the Employee and the Employer cannot agree on the firm to serve as the Accounting Firm, then the Employee and the Employer shall each select one accounting firm and those two firms shall jointly select the Accounting Firm. For the avoidance of doubt, any accelerated vesting of the restricted stock award granted to the Employee on April 7, 2005 shall not count toward or be subject to the Severance Cap.

                  (C) If a reduction in the Total Severance Value is required, then the Employee shall choose to either reduce the Severance Pay or to limit Accelerated Vesting, to the extend needed; provided, however, that if the Total Severance Value is the sum of Accelerated Vesting received upon a Change of Control and subsequent Accelerated Vesting and/or Severance Pay, the reduction chosen by the Employee may not affect the Accelerated Vesting received upon the Change of Control.

      2.    Miscellaneous.

            (a) This Amendment is a legal and binding obligation of the parties, enforceable in accordance with its terms.

            (b) This Amendment shall be construed in accordance with the internal laws and not the choice of law provisions of the State of Indiana.

            (c) Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect. In the event the terms of the Employment Agreement conflict with this Amendment, the terms of this Amendment shall control.

            (d) Except as otherwise provided herein, this Amendment contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to the subject matter hereof. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by the parties hereto.

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            (e) This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement. Any facsimile of this Amendment shall be considered an original document.

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment No. 4 to Amended and Restated Employment Agreement as of the date first set forth above.

                                            BRIGHTPOINT, INC.

                                            By: /s/ Jerre L. Stead
                                                --------------------------------
                                            Name: Jerre L. Stead
                                            Title: Lead Independent Director

                                                /s/ J. Mark Howell
                                            ------------------------------------
                                            J. Mark Howell

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